MPG OFFICE TRUST SETS FEBRUARY 2, 2011 AS DATE OF
SPECIAL MEETING OF PREFERRED STOCKHOLDERS

LOS ANGELES, December 10, 2010 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today the date of a special meeting of the holders of its 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share. The purpose of the special meeting is to elect two additional directors to the Company’s Board of Directors pursuant to the terms of the governing documents applicable to the Series A Preferred Stock.
The special meeting will be held on Wednesday, February 2, 2011, at 8:00 A.M., local time, in Conference Room 3E at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071. The Board of Directors has fixed the close of business on December 20, 2010 as the record date for the determination of holders of the Series A Preferred Stock entitled to notice of, and to vote at, the special meeting.

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558